UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 21, 2006

Croff Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Utah

(State or Other Jurisdiction of Incorporation)

01-100	87-0233535
(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek Drive North, Suite 1025 Denver, CO	80209
(Address of Principal Executive Offices)	(Zip Code)

(303) 383-1555

(Registrant’s Telephone Number, Including Area Code)

Item 2.01.	CHANGES IN REGISTRANT'S CERTIFING ACCOUNTANT

Denver, Colorado - July 21, 2006 -Croff Enterprises Inc. ("COFF") announced today that it had sold its' significant assets in Dewitt County, Texas to Pool Natural Resources Corporation of Austin, Texas. Pool Natural Resources purchased Croff's leases for the price of $255,000. These assets are as follows:

1. The Eyhorn lease which includes a 20% working interest in the Edwards (Dixel) Gips well and Croff's Interest in the Oscar Gips Well,

2. The Panther Pipeline, approximately 7.2 miles of natural gas pipeline, which Croff recently acquired from Panther Pipeline Ltd. of Houston, Texas.

The assets sold belonged to the common shareholders of the Company. Jerry Jensen, President of Croff, explained that the other oil and natural gas assets of Croff are held by the Preferred B Shares. The Company had originally started a drilling re-entry program in Dewitt County, Texas, in 2004 which was not part of the Preferred Share's oil and gas assets. The Company then entered into a joint venture to develop these re-entry wells with Tempest Energy Resources, LP a Texas Limited Partnership with offices in Dallas, Texas. Tempest, after the plugging of the first re-entry well, withdrew from the balance of the acreage. Croff then determined it would sell these assets.

Pool intends to re-enter or drill additional wells to the Wilcox formation on the acquired leases. Croff retains a working interest in three smaller wells in Dewitt County, Texas, which Pool declined to purchase. Jensen said the sale is consistent with the strategic alternatives the Company has been pursuing.

Croff is an independent energy company engaged in the business of oil and natural gas production, primarily through ownership of perpetual mineral interests and acquisition of producing oil and natural gas leases. The Companies principal activity is oil and natural gas production from non-operated properties. The Company acquires, owns, and produces, producing and non-producing leases and perpetual mineral interests in Alabama, Colorado, Michigan, Montana, New Mexico, North Dakota, Oklahoma, Texas, Utah and Wyoming.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROFF ENTERPRISES, INC.
(Registrant)

Date: July 21, 2006	/s/ Gerald L. Jensen
Gerald L. Jensen
President Chief Executive Officer

3

INDEX TO EXHIBITS

Exhibit No.	Description

4